Exhibit 23.5

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

Telephone (214) 368-6391 Fax (214) 369-4061 WWW.DEMAC.COM

May 7, 2026

Coterra Energy Inc.

Three Memorial City Plaza

840 Gessner Road, Suite 1400

Houston, Texas 77024

Ladies and Gentlemen:

We hereby consent to (i) the use of the name DeGolyer and MacNaughton, (ii) references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, and (iii) the use of information from, and the inclusion of, our report of third party dated January 29, 2026, containing our opinion of the proved reserves, as of December 31, 2025, of Coterra Energy Inc., by incorporation by reference into the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 of Devon Energy Corporation (including any amendments thereto).

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716